Exhibit 11.1

Agria Corporation

Code of Business Conduct and Ethics

Purpose

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Agria Corporation (the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards. The Company shall include all the subsidiaries consolidated into the Company’s financial statement prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”), including but not limited to, its subsidiaries.

This Code is designed to deter wrongdoing and to promote:

•     honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•     full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•     compliance with applicable laws, rules and regulations;

•     prompt internal reporting of violations of the Code; and

•     accountability for adherence to the Code.

Applicability

This Code applies to all of the directors, officers, employees, consultants and advisors of the Company and its subsidiaries (collectively referred to as the “Company” in this Code), whether they work for the Company on a full-time, part-time, consultative, or temporary basis (each an “employee” and collectively, the “employees”). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, controller and any other persons who perform similar functions for the Company (each, a “senior officer,” and collectively, “senior officers”).

The Board of Directors of the Company (the “Board”) has appointed Chris Boddington, chief financial officer, as the Compliance Officer for the Company. If you have any questions regarding the Code or would like to report any violation of the Code, please call the Compliance Officer at (86-10) 84381030 or e-mail him at chris.boddington@agriacorp.com.

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Compliance Officer. The Company will notify you if the Board of Directors appoints a different Compliance Officer. You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

This Code was adopted by the Board on Nov, 2007. The Code shall become effective (the “Effective Time”) concurrently with the Company’s first public filing of a registration statement on Form F-1 with the SEC relating to the Company’s initial public offering (the “IPO”).

Competition and Fair Dealing

The Company seeks to outperform its competitors fairly and honestly, through superior performance but not through unethical or illegal business practices. Infringement upon third-parties’ intellectual property rights, including copyrights, trademarks, trade names and trade secrets, or inducing or encouraging such infringement activities by past or present employees of other companies are strictly prohibited. Every employee of the Company shall endeavor to respect the rights of and deal fairly with their fellow employees and the Company’s customers, suppliers and competitors. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal trade practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•     Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•     Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

•     Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

Conflicts of Interest

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:

•     Competing Business. No employee may be concurrently employed by a business that competes with the Company or deprives it of any business.

•     Corporate Opportunity. No employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company. If you discover a business opportunity that is in the Company’s line of business, through the use of the Company’s property, information or position, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

•     Outside Employment. No employee should be employed by, serve as a director of, or provide any services not in his or her capacity as a Company employee to a company that is a material customer, supplier or competitor of the Company.

•     Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•     Financial Interests.

(i)	No employee may have a significant financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business entity if such financial interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote certain time during such employee’s working hours at the Company;

(ii)	No employee may hold any significant financial interest (ownership or otherwise) in a privately-held company that is in competition with the Company;

A “significant financial interest” means (i) ownership of greater of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•     Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks, brokerage firms or other financial institutions.

•     Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

For purposes of this Code, a company is a “material” customer if that company has made payments to the Company in the past year in excess of US$100,000 or 10% of the customer’s gross revenues, whichever is greater. A company is a “material” supplier if that company has received payments from the Company in the past year in excess of US$100,000 or 10% of the supplier’s gross revenues, whichever is greater. A company is a “material” competitor if that company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$500,000. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Compliance Officer for assistance.

It is difficult to list all of the ways in which a conflict of interest may arise, and we have provided only a few, limited examples. If you are faced with a difficult business decision that is not addressed above, ask yourself the following questions:

•     Is it legal?

•     Is it honest and fair?

•     Is it in the best interests of the Company?

Disclosure of Conflicts of Interest

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, in-laws and children, whether such relationships are by blood or adoption.

Gifts and Entertainment

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to, or reward for, any particular business decision. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.

Employees may only accept appropriate gifts. The following specific examples may be helpful:

•     Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•     The items are of reasonable value;

•     The purpose of the meeting or attendance at the event is business related; and

•     The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

•     Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

•     Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•     Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•     Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

We encourage employees to submit gifts received to the Company. While it is not mandatory to submit small gifts, gifts of over RMB200 must be submitted immediately to the administration department of the Company.

The Company’s business conduct is founded on the principle of “fair transaction.” Therefore, no employee may receive kickbacks, bribe others, or secretly receive commissions or any other personal benefits.

FCPA Compliance

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business or to influence any act or decision by such persons or parties. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. A violation of FCPA not only violates the Company’s policy but is also a civil or criminal offense under FCPA which the Company is subject to after the Effective Time, and can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made if customary in the country or locality and intended to secure routine government action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must be discussed with and approved in writing by the Compliance Officer in advance before it can be made, and must be clearly and accurately reported as a business expense.

Protection and Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•     Exercise reasonable care to prevent theft, damage or misuse of Company property;

•     Promptly report the actual or suspected theft, damage or misuse of Company property;

•     Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•     Use Company property, including the telephone system, all data and communications transmitted through electronic communication services, and written materials and communications, only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees and other users of Company property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

Except as approved in advance by the Chief Executive Officer or Chief Financial Officer of the Company, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company. Prohibited political contribution activities include:

•     any contributions of Company funds or other assets for political purposes,

•     encouraging individual employees to make any such contribution;

•     reimbursing an employee for any political contribution.

Intellectual Property and Confidentiality

•     All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s materials and technical resources while working at the Company, shall be the property of the Company.

•     The Company maintains a strict confidentiality policy. During an employee’s term of employment, the employee shall comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company. Every employee has a duty to respect and safeguard the confidentiality of the Company’s information and the information of our suppliers and customers, except when disclosure is authorized or legally mandated. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

•     In addition, you must refrain from using any confidential information from any previous employment if, in doing so, you could reasonably be expected to breach your duty of confidentiality to your former employers.

•     In addition to fulfilling the responsibilities associated with his position in the Company, an employee shall not, without first obtaining approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall an employee use such confidential information outside the course of his duties to the Company.

•     The Company’s employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding the Company or its business, customers or employees. Within the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters or with friends or relatives including those living in the same household as a Company employee.

•     The Company’s employees are only to access, use and disclose confidential information that is necessary for them to have in the course of performing their duties. They are not to disclose confidential information to other employees or contractors at the Company unless it is necessary for those employees or contractors to have such confidential information in the course of their duties.

•     The Company’s files, personal computers, networks, software, internet access, internet browser programs, emails, voice mails and other business equipment (e.g. desks and cabinets) and resources are provided for business use and they are the exclusive property of the Company. Misuse of such Company property is not tolerated.

•     An employee’s duty of confidentiality with respect to the confidential information of the Company survives the termination of such employee’s employment with the Company for any reason until such time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

•     Upon termination of employment, or at such time as the Company requests, an employee must return to the Company all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

Accuracy of Financial Reports and Other Public Communications

Upon the completion of the IPO, the Company will be required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•     Financial results that seem inconsistent with the performance of the underlying business;

•     Transactions that do not seem to have an obvious business purpose; and

•     Requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other employees working in the Finance Department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor:

•     to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

•     not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards;

•     not to withdraw an issued report; or

•     not to communicate matters to the Company’s Audit Committee.

Company Records

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with the Company’s record keeping policy. Contact the Compliance Officer if you have any questions regarding the record keeping policy.

In addition to adhering to the conflict of interest policy and other policies and guidelines in this Code, the principal financial officers and other senior financial officers must take special care to exhibit integrity at all times and to instill this value within their organizations. In particular, these senior officers must ensure their conduct is honest and ethical that they abide by all public disclosure requirements by providing full, fair, accurate, timely and understandable disclosures, and that they comply with all other applicable laws and regulations. These financial officers must also understand and strictly comply with generally accepted accounting principles in the U.S. and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Furthermore, U.S. federal securities law requires the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

Compliance with Laws and Regulations

Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, employment discrimination and harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets and foreign currency exchange activities. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

Compliance with Insider Trading Laws

The Company has an insider trading policy, which may be obtained from the Compliance Officer. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Company employees are prohibited from trading in shares or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

•     Financial results or forecasts, or any information that indicates the Company’s financial results may exceed or fall short of forecasts or expectations;

•     Important new products or services;

•     Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•     Possible management changes or changes of control;

•     Pending or contemplated public or private sales of debt or equity securities;

•     Acquisition or loss of a significant customer or contract;

•     Significant write-offs;

•     Initiation or settlement of significant litigation; and

•     Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

Public Communications And Prevention Of Selective Disclosure

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

The following guidelines have been established to avoid improper selective disclosure. Every employee is required to follow these procedures:

•     All contact by the Company with investment analysts, the press and/or members of the media shall be made through the chief executive officer, chief financial officer or persons designated by them (collectively, the “Media Contacts”).

•     Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

•     All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to a Media Contact. All presentations to the investment community regarding the Company will be made by us under the direction of a Media Contact.

•     Other than the Media Contacts, any employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media. Please contact the Compliance Officer if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

Miscellaneous

Employment Practices

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender (including pregnancy status), age, national origin, sexual orientation or any other protected class. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

For further information, you should consult the Compliance Officer.

Health and Safety

The Company strives to provide employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted.

Each employee is expected to perform his or her duty to the Company in a safe manner, free of the influences of alcohol, illegal drugs or other controlled substances. The use of illegal drugs or other controlled substances in the workplace is prohibited.

The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with you to investigate your concern. Employees making a report need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report in a manner that protects the confidentiality and anonymity of the employee submitting the report. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern.

It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline, including possible termination of employment, based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action up to and including termination of employment.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public.

Conclusion

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.

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